THOMAS WEISEL PARTNERS GROUP, INC. REPORTS STRONG
FIRST QUARTER RESULTS LED BY M&A ADVISORY REVENUE

San Francisco, May 2, 2007 - Thomas Weisel Partners Group, Inc. (NASDAQ: TWPG) reported net revenues of $76.7 million in the first quarter of 2007 compared to $78.0 million in the first quarter of 2006. For the first quarter of 2007, net income was $5.4 million and diluted earnings per share were $0.20.

After adjusting for certain one-time events relating to our conversion to a corporation and our initial public offering, non-GAAP net income and diluted earnings per share in the first quarter of 2007 were $6.5 million and $0.24, respectively, compared to $6.6 million and $0.29 in the first quarter of 2006. On a GAAP basis, net income and diluted earnings per share were $19.7 million and $0.96, respectively, in the first quarter of 2006. A reconciliation between our GAAP results and these non-GAAP measures is discussed below.

First Quarter 2007 Business Highlights

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Investment Banking. The first quarter of 2007 was our strongest investment banking quarter since the first quarter of 2001, led by M&A advisory revenues of $24.5 million. Investment banking revenues increased to $39.3 million in the first quarter of 2007. We completed ten capital raising transactions and seven M&A transactions in the first quarter, generating average revenue per transaction of $2.3 million. These results compare to average revenue per transaction of $1.9 million in the first quarter of 2006 and $1.3 million in the fourth quarter of 2006. We book- and lead-managed 50% of our underwriting transactions, up from 40% and 33% in the first quarter and fourth quarter of 2006, respectively.

Notable first quarter transactions included a sole book-managed initial public offering for Salary.com, Inc., a sole book-managed follow-on offering for G-III Apparel Group, Ltd. and a joint book-managed follow-on offering for NaviSite, Inc. Additionally, we sole-managed a convertible debt offering for Ambassador’s International, Inc. Notable M&A assignments included advising Broadwing Corp. in its sale to Level 3 Communications, Inc. for approximately $1.4 billion, Netopia, Inc. in its sale to Motorola, Inc. for approximately $208 million, Restaurants Unlimited in its sale to Sun Capital Partners, Inc., Internap Network Services Corporation in its acquisition of VitalStream Holdings, Inc. for approximately $217 million and Microsemi Corporation in its $245 million acquisition of PowerDsine Ltd.

“We are pleased with our investment banking performance in the first quarter, and in particular, our M&A results,” said Thomas Weisel, CEO and Chairman. “Looking forward, we are optimistic about the levels of both our capital raising and M&A efforts given the recent out-performance of the technology components of the major indexes and the high backlog levels of venture-backed private companies readying themselves for the IPO marketplace. In addition, we believe that a rotation from value back to growth is in process, and that our firm will continue to be well positioned as investor interest returns to the traditional growth sectors of technology, healthcare and consumer.”

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Brokerage. Total brokerage revenues were essentially unchanged at $28.9 million in the first quarter of 2007 compared to the fourth quarter of 2006. Within brokerage revenues, our convertible debt trading revenues increased and our private client revenues declined, in each case compared to the fourth quarter of 2006.

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Discovery Research. Our newly launched Discovery Research product, based out of Mumbai, India, added subscribers and increased the number of companies covered during the first quarter. Discovery Research focuses on growth companies with an average market capitalization of $500 million and with coverage by three or fewer sell-side analysts. Currently, eight publishing Discovery Research analysts cover 102 companies and our current target is to have 15 Discovery Research publishing analysts covering more than 200 companies by the end of 2007.

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New Hires. In the first quarter we announced the hiring of John Book as a Managing Director to lead our alternative energy, industrial growth and clean technology investment banking efforts. Mr. Book and two other bankers in this sector, Robert Kaplan and Chris Gidopoulos, joined the firm from First Albany Capital, where they worked as a team since 2002.

“Building out our alternative energy-industrial growth vertical is part of our long-term plan to diversify and expand our investment banking business,” said Mr. Weisel. “Bringing on John and his team was a key milestone in executing our strategy.”

Revenues

Investment Banking

Investment banking revenue in the first quarter of 2007 increased 8% to $39.3 million compared to the first quarter of 2006. We closed 17 transactions in the first quarter of 2007 compared to 19 in the first quarter of 2006. Our average revenue per transaction for the first quarter of 2007 increased to $2.3 million from $1.9 million in the first quarter of 2006.

Strategic advisory revenues increased to $24.5 million in the first quarter of 2007, up from $4.6 million in the first quarter of 2006. The first quarter of 2007 results include $13.4 million generated from a single strategic advisory engagement. We completed seven strategic advisory transactions in the first quarter of 2007 compared to three in the first quarter of 2006.

Capital raising revenue in the first quarter of 2007 decreased 54% to $14.8 million compared to the first quarter of 2006. We completed 10 capital raising transactions in the first quarter of 2007 compared to 16 in the first quarter of 2006.

Investment banking revenues are typically recognized at the completion of each transaction. As a result, our investment banking revenues have and likely will continue to vary significantly between periods. Our investment banking engagements typically relate to only one potential transaction and do not provide us with long-term contracted sources of revenue.

Brokerage

Brokerage revenue declined 16% to $28.9 million in the first quarter of 2007 compared to the first quarter of 2006. The decrease was mainly due to decreases in trading volumes in our institutional equity trading compared to the first quarter of 2006.

Asset Management

Asset management revenue decreased 18% to $5.7 million in the first quarter of 2007 from the first quarter of 2006. Private equity gains in the first quarter of 2007 were $1.4 million compared to $2.8 million in the first quarter of 2006, and management fees were $3.9 million in the first quarter of 2007 compared to $3.4 million in the first quarter of 2006. In addition, we recorded $0.5 million of other investment gains within asset management revenue in the first quarter of 2007 compared to $0.8 million in the first quarter of 2006.

Other Revenue

In the first quarter of 2007 we recorded other revenue of $0.9 million relating to a gain, net of selling costs, on the sale of internally developed software.

Expenses

Compensation and Benefits

Compensation and benefits expense increased 5% in the first quarter of 2007 to $44.0 million compared to the same period in 2006.  Compensation and benefits expense in the first quarter of 2007 included $1.9 million of non-cash compensation expense relating to equity awards made in connection with our initial public offering.

As a percentage of net revenue (excluding investment gains and losses attributable to investments in partnerships and other securities), compensation and benefit expense (excluding expense relating to equity awards made in connection with our initial public offering) was 56% for the first quarter of 2007.

Non-compensation

Non-compensation expense decreased 7% to $23.8 million in the first quarter of 2007 compared to the first quarter of 2006. The decrease was primarily related to less brokerage execution expense which was, in turn, the result of lower trading volume in the first quarter of 2007 compared to the first quarter in 2006. In addition, the decrease in non-compensation expense was partially due to the fact that in the first quarter of 2006 we recorded an occupancy charge related to the sub-lease of our premises in Menlo Park, California. These decreases were partially offset by higher marketing and promotion expenses during the first quarter of 2007 compared to the first quarter of 2006.

Provision for Taxes, Tax Benefit

Our tax expense was $3.5 million in the first quarter of 2007, which represents a 39% effective tax rate. During the first quarter of 2007 we experienced a 4% effective tax rate benefit related to a $0.4 million downward adjustment to the valuation allowance we previously recorded at the time of our conversion from a limited liability company to a corporation. After giving effect to the downward adjustment in the first quarter of 2007, the remaining amount of this valuation allowance is $1.0 million.

Balance Sheet Items

Our shareholders’ equity and basic shares outstanding at the end of the first quarter of 2007 were $274.7 million and 25,736,135, respectively, resulting in a book value per share as of March 31, 2007 of $10.67.

Non-GAAP Financial Measures

This press release includes non-GAAP financial measures. We have reported in this press release our net income for the first quarter of 2007 on a non-GAAP basis by excluding the $1.1 million after-tax non-cash expense incurred in the first quarter of 2007 associated with the initial grant of restricted stock units made in connection with our initial public offering. We have also reported in this press release our net income for first quarter of 2006 on a non-GAAP basis by (i) excluding the effect of recognizing during the first quarter of 2006 a $13.8 million one-time net deferred tax benefit resulting from our conversion to a corporation from a limited liability company (but not excluding subsequent adjustments to the related valuation allowance), (ii) excluding the $0.6 million after-tax non-cash expense incurred in the first quarter of 2006 associated with the initial grant of restricted stock units made in connection with our initial public offering and (iii) including additional income tax expense of $1.5 million for the first quarter of 2006, because we estimate that had we converted to a corporation on January 1, 2006 we would have incurred additional income tax expense for the period from January 1, 2006 to February 7, 2006 equal to our net income for the period from January 1, 2006 through February 7, 2006 of $3.6 million multiplied by the applicable federal and state tax rate for the first quarter of 2006 of 42%.

We have also reported in this press release our basic and diluted earnings per share for the first quarter of 2007 on a non-GAAP basis by:

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using $6.5 million as the numerator of our non-GAAP basic and diluted earnings per share calculations, which amount is derived by beginning with net income attributable to common shareholders of $5.4 million and adjusting to exclude the after-tax non-cash expense associated with our initial grant of restricted stock units of $1.1 million; and

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using as the denominator of our non-GAAP basic and diluted earnings per share calculations the basic and diluted weighted average shares used, respectively, as the denominator of our GAAP basic and diluted earnings per share calculations.

We have also reported in this press release our basic and diluted earnings per share for the first quarter of 2006 on a non-GAAP basis by:

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using $6.6 million as the numerator of the non-GAAP earnings per share calculation, which amount is derived by beginning with net income attributable to common shareholders of $19.7 million for the first quarter of 2006 and adjusting to (i) exclude the effect of the $13.8 million one-time net deferred tax benefit recognized in the first quarter of 2006 (but not excluding subsequent adjustments to the related valuation allowance), (ii) include the additional income tax expense of $1.5 million with respect to the period from January 1, 2006 through February 7, 2006, (iii) exclude the after-tax non-cash expense associated with our initial grant of restricted stock units of $0.6 million for the first quarter of 2006 and (iv) exclude $1.6 million of preferred dividends and accretion with respect to the period from January 1, 2006 through February 7, 2006; and

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increasing the weighted average shares used as the denominator of the non-GAAP earnings per share calculation by 2,023,287, which is the amount by which weighted average shares would have increased had the 4,914,440 shares we issued in our initial public offering been outstanding for all of the first quarter of 2006.

Although we expect to grant restricted stock units and other share-based compensation in the future, we do not expect to make any such substantial grants outside of our regular compensation and hiring process, as we did when we granted restricted stock units in connection with our initial public offering. Also, in the future we do not expect that a similar conversion-related deferred tax benefit will arise and we expect to be subject to state and federal income tax, in each case, because we do not expect to change our corporate form again.

Our management has utilized a non-GAAP calculation of net income and non-GAAP calculations of basic and diluted earnings per share that are adjusted in the manner described above as an additional device to aid in understanding and analyzing our financial results in the first quarter of 2007 and 2006. Our management believes that these non-GAAP measures will allow for a better evaluation of the operating performance of our business and facilitate meaningful comparison of our results in the current period to those in prior periods and future periods that did not and likely will not include the adjusted items. Our reference to these measures should not, however, be considered as a substitute for results that are presented in a manner consistent with GAAP. These non-GAAP measures are provided to enhance investors’ overall understanding of our current financial performance and our prospects for the future. Specifically, our management believes that the non-GAAP measures provide useful information to both management and investors by excluding certain items that may not be indicative of our core operating results and business outlook.

A limitation of utilizing these non-GAAP measures of net income and basic and diluted earnings per share is that the GAAP accounting effects of these events do in fact reflect the underlying financial results of our business and these effects should not be ignored in evaluating and analyzing our financial results. Therefore, management believes that both our GAAP measures of net income and basic and diluted earnings per share and these non-GAAP measures of our financial performance should be considered together.

A reconciliation of our first quarter of 2007 and 2006 GAAP net income to our first quarter of 2007 and 2006 non-GAAP net income is set forth below.

	For Three Months Ended March 31, 2007	For Three Months Ended March 31, 2006

	(In millions)

Net income	$5.4	$21.3
Exclusion of the effect of recording net deferred tax benefit	—	(13.8)
Inclusion of additional income tax expense	—	(1.5)
Exclusion of the after-tax non-cash expense associated with initial grant of restricted stock units	1.1	0.6

Non-GAAP net income excluding the effect of recording net deferred tax benefit, including additional income tax expense and excluding after-tax non-cash expense associated with initial grant of restricted stock units	$6.5	$6.6

We calculate earnings per share in accordance with FASB Statement No. 128, Earnings per Share. Basic earnings per share is calculated by dividing net income attributable to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share includes the determinants of basic earnings per share plus all dilutive potential common shares that were outstanding during the period. We use the treasury stock method to reflect the potential dilutive effect of outstanding unvested restricted stock units, an outstanding warrant to purchase common stock, outstanding unexercised stock options and vested but not yet delivered restricted stock units. With respect to the first quarter of 2007 and 2006, outstanding unexercised stock options were anti-dilutive and not considered in the determination of diluted earnings per share.

The following table sets forth our GAAP basic and diluted weighted average shares outstanding and our GAAP basic and diluted earnings per share for the first quarter of 2007 and 2006, as well as our non-GAAP basic and diluted weighted average shares outstanding and non-GAAP earnings per share for the first quarter of 2007 and 2006, in each case after applying the adjustments described above:

	For Three Months Ended March 31, 2007	For Three Months Ended March 31, 2006
Weighted average shares used in computation of earnings per share:
Basic (in thousands)	25,737	20,238
Diluted (in thousands)	27,121	20,537

Earnings per share:
Basic	$0.21	$0.97
Diluted	$0.20	$0.96

Non-GAAP adjusted weighted average shares used in computation of non- GAAP earnings per share:
Basic (in thousands)	25,737	22,261
Diluted (in thousands)	27,121	22,560

Non-GAAP earnings per share excluding the effect of recording net deferred tax benefit, including additional income tax expense, excluding after-tax non-cash expense associated with initial grant of restricted stock units and excluding preferred dividends and accretion from January 1, 2006 through February 7, 2006:

Basic	$0.25	$0.30
Diluted	$0.24	$0.29

Further information regarding these non-GAAP financial measures has been included in our Annual Report on Form 10-K for the full year ended December 31, 2006, as well as our Quarterly Reports on Form 10-Q for the three month periods ended March 31, June 30 and September 30, 2006. Our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q are available to the public from the SEC’s internet site at http://www.sec.gov and from our public internet site at http://www.tweisel.com. You may also read and copy any Annual Report on Form 10-K or Quarterly Report on Form 10-Q that we file with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549, U.S.A. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

About Thomas Weisel Partners Group, Inc.

We are an investment bank, founded in 1998, focused principally on the growth sectors of the economy. Our business is managed as a single operating segment and we generate revenues from three principal sources: investment banking, brokerage and asset management. Our investment banking group is comprised of two disciplines: corporate finance and strategic advisory. Our brokerage group provides equity and convertible debt securities sales and trading services to institutional investors, and offers brokerage, advisory and cash management services to high-net-worth individuals and corporate clients.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements, which are subject to risks, uncertainties and assumptions about us. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “optimistic”, “potential”, “future” or “continue”, the negative of these terms and other comparable terminology. These statements are only predictions based on our current expectations about future events. There are important factors that could cause our actual results, level of activity, performance or achievements or other events or circumstances to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements. These factors include, but are not limited to, those discussed in Item 1A - “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2006 and in our Quarterly Reports on Form 10-Q filed with the SEC thereafter. We do not assume responsibility for the accuracy or completeness of any forward-looking statement and you should not rely on forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements to conform them to actual results or revised expectations.

Quarterly Earnings Conference Call

Thomas Weisel Partners Group, Inc. will host its first quarter conference call on Wednesday, May 2, 2007 at 5:00 p.m. EST (2:00 p.m. PST). The conference call may include forward-looking statements, including guidance as to future results.

All interested parties are invited to listen to Thomas Weisel Partners’ Chairman and Chief Executive Officer, Thomas W. Weisel, and Chief Operating Officer and Chief Financial Officer, David Baylor, by dialing 800/289-0529 (domestic) or 913/981-5523 (international). The confirmation code for both the domestic and international lines is: 8495775.

A live web cast of the call, as well as the company’s results, will be available through the investor relations/webcasts section of our website, www.tweisel.com.

To listen to the live call, please go to the website at least 15 minutes early to register, download, and install any necessary audio software.

For those who cannot listen to the live broadcast, a replay will be available on this site one hour after the call through May 16, 2007.

Investor Relations Contact:	Media Contact:
Deborah Lightfoot	Amanda Gaines-Cooke
415-364-2500	415-364-2500
investorrelations@tweisel.com	amandagainescooke@tweisel.com

THOMAS WEISEL PARTNERS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2007	2006
Revenues:
Brokerage	$28,856	$34,387
Investment banking	39,292	36,494
Asset management	5,715	6,953
Other revenue - net	920	—
Interest income	4,348	2,212

Total revenues	79,131	80,046
Interest expense	(2,442)	(2,069)
Net revenues	76,689	77,977

Expenses excluding interest:
Compensation and benefits	43,990	41,937
Brokerage execution, clearance and account administration	4,713	6,696
Communications and data processing	4,711	4,349
Depreciation and amortization	1,724	2,354
Marketing and promotion	3,613	2,933
Occupancy and equipment	4,051	4,660
Other expense	5,005	4,570
Total expenses excluding interest	67,807	67,499

Income before taxes	8,882	10,478
Provision for taxes (tax benefit)	3,481	(10,831)

Net income	5,401	21,309

Preferred dividends and accretion:
Class D redeemable convertible shares	—	(710)
Class D-1 redeemable convertible shares	—	(380)
Accretion of Class C redeemable preference stock	—	(518)

Net income attributable to common shareholders and to class A, B and C shareholders	$5,401	$19,701

Earnings per share:
Basic earnings per share	$0.21	$0.97
Diluted earnings per share	$0.20	$0.96

Weighted average shares used in computation of per share data:
Basic weighted average shares outstanding	25,737	20,238
Diluted weighted average shares outstanding	27,121	20,537

THOMAS WEISEL PARTNERS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED QUARTERLY STATEMENT OF OPERATIONS

(Unaudited)
	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2007	2006	2006	2006	2006
	(In thousands)
REVENUES:
Brokerage	$28,856	$28,964	$30,682	$29,776	$34,387
Investment banking	39,292	37,258	22,228	28,156	36,494
Asset management	5,715	9,293	4,123	5,383	6,953
Other revenue - net	920	—	—	—	—
Interest income	4,348	4,054	4,197	3,062	2,212
Total revenues	79,131	79,569	61,230	66,377	80,046
Interest expense	(2,442)	(3,083)	(3,110)	(2,643)	(2,069)
Net revenues	76,689	76,486	58,120	63,734	77,977

EXPENSES EXCLUDING INTEREST:
Compensation and benefits	43,990	41,212	33,648	35,398	41,937
Brokerage execution, clearance and account administration	4,713	5,096	4,441	6,388	6,696
Communications and data processing	4,711	4,125	3,958	4,218	4,349
Depreciation and amortization	1,724	1,951	2,117	2,127	2,354
Marketing and promotion	3,613	3,036	2,817	2,759	2,933
Occupancy and equipment	4,051	4,139	5,524	3,603	4,660
Other expense	5,005	7,224	4,182	4,730	4,570
Total expenses excluding interest	67,807	66,783	56,687	59,223	67,499
INCOME BEFORE TAX	8,882	9,703	1,433	4,511	10,478
Provision for taxes (tax benefit)	3,481	963	(119)	1,191	(10,831)
NET INCOME	5,401	8,740	1,552	3,320	21,309
Less: Preferred Dividends and Accretion	—	—	—	—	(1,608)
NET INCOME ATTRIBUTABLE TO COMMON SHAREHOLDERS AND TO CLASS A, B AND C SHAREHOLDERS	$5,401	$8,740	$1,552	$3,320	$19,701